                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                            (Amendment No. ______*)


                           MAXIM INTEGRATED PRODUCTS
  -----------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   57772K101
  -----------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12-31-00
  -----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement) 12/31/00


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


        [X] Rule 13d-1(b)

        [ ] Rule 13d-(c)

        [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                     Page   of
SEC 1745 (3-98)

 CUSIP NO.                                                                             PAGE   OF   PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAMES OF REPORTING PERSONS                                                                        |
|     | IRS  IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)                                         |
|     |                                                                                                   |
|     | OAK ASSOCIATES, LTD.                                                                              |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                               |
|     |                                                                                                   |
|     | (a) [ X ]                                                                                         |
|     | (b) [ X ]                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | UNITED STATES OF AMERICA                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  16,655,000                                                     |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  -0-                                                            |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  -0-                                                            |
|                               |-------|-----------------------------------------------------------------|
|           PERSON WITH         |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|                               |       |  16,655,000                                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 16,655,000                                                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                                  |
|     | (See Instructions)                                                                                |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 5.84%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (See Instructions)                                                       |
|     |                                                                                                   |
|     | IA                                                                                                |
-----------------------------------------------------------------------------------------------------------

 CUSIP NO.                                                     PAGE   OF   PAGES

                                      13G

ITEM 1.

       (a).  Name of Issuer:  MAXIM INTEGRATED PRODUCTS

       (b).  Address of Issuer's Principal Executive Offices:

             120 SAN GABRIEL DR.

             SUNNYVALE, CA 94086

ITEM 2.

       (a).  Name of Person Filing:

             Oak Associates, Ltd.

       (b).  Address of Principal Business Office:

             3875 EMBASSY PKWY.

             AKRON, OH 44333

       (c).  Citizenship:

             UNITED STATES OF AMERICA

       (d).  Title of Class of Securities:

             COMMON STOCK

       (e).  CUSIP Number:

             57772K101

 CUSIP NO.                                                     PAGE   OF   PAGES

                                      13G

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

             (a) [ ] Broker or dealer registered under section 15 of the
                     Act (15 U.S.C. 78o).

             (b) [ ] Bank as defined in section 3(a)(6) of the Act
                     (15 U.S.C. 78c).

             (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

             (d) [ ] Investment company registered under section 8 of the
                     Investment Company Act of 1940 (15 U.S.C. 80a-8).

             (e) [X] An investment adviser in accordance with
                     240.13d-1(b)(1)(ii)(E).

             (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

             (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

             (h) [ ] A savings association as defined in section 3(b) of the
                     Federal Deposit Insurance Act (12 U.S.C. 1813).

             (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

             (j) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

 CUSIP NO.                                                     PAGE   OF   PAGES

                                      13G

ITEM 4.  OWNERSHIP

        (a)     Amount Beneficially Owned: 16,655,000.

        (b)     Percent of Class: 5.84%.

        (c)     Number of Shares as to which the person has:

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

 CUSIP NO.                                                     PAGE   OF   PAGES

                                      13G

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP


ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.


DATED:                                        By: /s/ James D. Delschlager
                                                  ----------------------------
                                                  Name: JAMES D. DELSCHLAGER
                                                  Title: MANAGING MEMBER